Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195107 on Form S-8 of our report dated March 13, 2015, relating to the consolidated financial statements of Installed Building Products, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Installed Building Products, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Columbus, Ohio

March 13, 2015